September 2014

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 3: Can E15 go viral?; "Find a Station" app

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

Golden Renewables set to move forward

Golden Renewable Energy LLC, a start-up proposing to develop a 4.25 MW cogeneration power facility co-located at Golden Grain's plant has successfully reached its goals for equity and debt acquisition. More than $3.2 million in equity and $1.9 million in approved debt are in place and ready for first escrow breaking date later this month.

The independent combined heat and power facility will use natural gas to produce electricity and process steam, which will be utilized by Golden Grain Energy.

The two companies are still working to finalize the site location and a written agreement regarding how much thermal power/steam Golden Grain Energy will commit to using from GRE's plant.

Golden Grain anticipates its partnership with GRE to benefit our company through additional steam generation to increase ethanol output by up to 5-10%, lower operating costs through the delivery of steam, and potential credits through the low-carbon fuel standard program.

Construction will begin as soon as all permits are in place, potentially within the next 30 days.

Celebrating E15 openings





Golden Grain Energy employees joined Murphy USA Wednesday, Sept. 16, in welcoming customers to the grand opening of the station's new E-15/E-85 offerings at 4059 Fourth St. SW in Mason City. Murphy USA is also introducing the fuel at five other Iowa locations.

Representatives from Golden Grain included: top, from left: Joe Leerar, Mark Bailey, and Thomas Dirksen; bottom at right, John Kloster.

2014 RFS recommendations now under OMB review

On Aug. 22, the Environmental Protection Agency (EPA) sent the final 2014 Renewable Fuel Standard Renewable Volume Obligation rule to the Office of Management and Budget (OMB) for review.

The actual final standard is not expect to be released until sometime in November.

GGE's top 3 quarters ever fall in 2014

July 31 marked the end of the first nine months of Golden Grain Energy 2014 fiscal year, with the first three quarters of this year being the three best quarters, in terms of net income, in the company's 10-year history.

During the quarter the plant was shut down for approximately 9 days for annual maintenance. In addition, reliable rail service continued to challenge plant operations, yet the company was able to generate nearly $22 million of net income or approximately $1.10 per unit.

Fundamental drivers during the quarter included a 14% drop in ethanol price and a 33% drop in corn price compared to the quarter ended July 31, 2013. For the year, ethanol gallons sold were down about 4% and ethanol price was down about 5% while corn price is down about 36%.

Between cash and securities, GGE had a cash balance of approximately $39.4 million as of July 31, 2014. During this year GGE continues to make progress toward lengthening our rail system, and updating some computer controls and sections of our thermal oxidizer.

As you start to do your year end tax planning you should be reminded of a few things that will affect your GGE 2014 K-1.

- The tax year is from January 1-December 31. If you have traded units throughout the year, you are responsible for the income generated during the months you held the units (not the distributions declared or paid during your ownership).
- GGE's lending covenant allows the boards of directors to declare a distribution up to 75% of fiscal year net income after our financial results are finalized. The fiscal year runs from November 1-October 31st.
- Taxable income for 2014 is expected to exceed book income for 2014 by approximately $0.30-$0.35 per unit. Book income can be calculated by estimating the information below for the nine month period ending July 31, 2014 noting that only seven of those months will fall into the 2014 tax year.
- A formal 2014 taxable income estimate will be available in mid-December when more information from our investments will be available and additional months of profit or loss have been recorded.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	July 31, 2014	Oct. 31, 2013
Current Assets	$57,702,273	$14,051,401
Total Assets	$152,043,845	$109,497,749
Current Liabilities	$8,287,220	$8,323,526
Long-term liabilities	$584,103	$3,285,499
Members Equity	$143,172,522	$97,888,724
Book Value per Unit	$7.20	$4.92

INCOME STATEMENT	Three Months Ended 7/31/2014	Three Months Ended 7/31/2013	Nine Months Ended 7/31/2014	Nine Months Ended 7/31/2013
Revenues	$70,787,145	$84,597,520	$223,329,981	$263,885,891
Gross Profit	$18,992,791	$5,527,465	$51,975,373	$6,696,176
Equity in Net Income from Investments	$3,923,759	$2,196,273	$13,623,891	$3,396,139
Net Income	$21,925,756	$6,982,173	$63,178,498	$7,776,823
Net Income per Unit	$1.10	$0.35	$3.18	$0.37
Distribution Paid	$--	$--	$0.90	$--

Board nominations needed

Nominations are currently being sought for the Golden Grain Energy Board of Directors. Two seats will be voted on at the annual meeting, planned for Feb. 16, 2015, in Mason City. The directors who currently hold those seats are Jim Boeding and Duane Lynch. Anyone interested in serving on the board should contact the Golden Grain office or nomination committee members Marion Cagley or Jerry Calease by Dec. 5.

Check out our updated, mobile-friendly website at www.ggecorn.com.

RFA testifies on rail woes

Earlier this month, Bob Dinneen, president and CEO of the Renewable Fuels Association, submitted written testimony to the U.S. Senate Committee on Commerce, Science, and Transportation, which held a hearing to examine rail congestion and the harmful impact it has had on agriculture and other commodities, such as ethanol. Dinneen stressed the role that Bakken Crude rail shipments have played in increasing dwell times and decreasing train speeds and pointed toward the negative impact these delays are having on ethanol producers.

The rail system is a vital asset to the ethanol industry as "…trains have historically served as an economical and efficient 'virtual pipeline' for ethanol, safely moving our product from plants concentrated in the Midwest to population centers on both coasts."

The testimony reads, "The recent crisis of congestion that has seemingly overtaken the rail industry has

Continued on Page 4

Record US crop continues to meet growing corn demand

The September World Agricultural Supply and Demand Estimate (WASDE) issued Sept. 11, 2014 showed a record US corn crop growing this year. The total 2014 corn crop is estimated to be 14.395 billion bushels with average US yield estimated at 171.7 bushels per acre.

Ending stocks for the 2014/2015 marketing year are projected to be 2.002 billion bushels.

Corn traders are looking at ear weight data and plant population data included in the WASDE reports. Ear weights are second highest in recent history, only behind those of 2004. Plant populations are 3% higher in 2014 than the previous record in 2013. These impressive gains in both categories have traders optimistic that average national yield could grow to 175 bushels per acre in subsequent WASDE reports.

Golden Grain Energy's draw area is no different; Iowa's average yields are predicted to be 185 bu/acre this year. Following 2012's drought and the wet spring and prevented planting of 2013, it appears our area will finally harvest a large crop this year. Area corn growers have already paid for the big corn crop in lower prices, but the harvest may be large enough to offset some of the lost revenue.

If northern Iowa can get into October without a killing frost, allowing the entire crop to reach full maturity, we expect to have higher quality corn to process at the plant this year.

All of these high yields across the nation, however, are likely to strain an already struggling railroad system, which could have a detrimental impact on ethanol and DDG movement this winter. Golden Grain Energy has already taken some steps to minimize the impact of expected slower rail movement.

—Curt Strong, Commodity Manager

New social media challenge

You've heard about the ice bucket challenge, right? Well, what if we introduced our own "gas tank challenge" or, as CommStock Investments is promoting "The Ethanol 'Plan E' Challenge? David Kruse, president of CommStock, has issued the first challenge to his fellow agriculture industry leaders.

While filling your vehicle at a blenders pump, video record yourself using E-15, E-30, E-50 or E-85 blended ethanol and pass it on to 5 friends, challenging them to do the same using social media!

"Moving the needle of US ethanol consumption by just 1% from E-10 to just E-11 would require 10% more ethanol which would produce an additional 500 million bushels of corn demand," Kruse says. "I believe that would be enough to increase the price of corn whereby farmers would not need to be supported by government subsidies once again. The US corn carryover could grow to 2.2 billion bushels or more from this year's crop season. The corn and ethanol markets are calling for more ethanol, but the oil industry denies consumers access to ethanol via the blend wall created by the E-10 standard. Take down that wall by consuming high ethanol blends of motor fuel.

Check out Kruse's challenge at http://commstock.com/Seminars/Ethanol%20Challenge/Ethanol%20Challenge.pdf or https://www.facebook.com/CommStockInvestments.

Need help finding a station for the "E Challenge"?

Download the Flex-Fuel Station Locator app, developed by the Renewable Fuels Association.

Available for Apple, Android and Blackberry devices at http://www.appbrain.com/app/flex-fuel-station-locator/com.chooseethanol.ethanol or through the iTunes app store.

The Flex-Fuel Station Locator app uses the E85 station database, hosted by the Alternative Fuels & Advanced Vehicles Data Center and the U.S. Department of Energy to provide the user with location, directions and a phone number to all E85 (85% ethanol, 15% gasoline) stations in their area and the nation.

Golden Grain Energy LLC Board of Directors

Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team

Curt Strong, Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Attention, snowbirds

If you are going out of state for the winter and want your address changed, please call the Golden Grain Energy office at 641-423-8525 to update your information.



10th annual GGE PAC golf outing raises $16,000+

Golden Grain Energy's Friends of Ethanol PAC gathered supporters and members Aug. 18 at Cedar Ridge Golf Course in Charles City for the group's 10th annual golf outing, auction and dinner. The event raised $16,330 to be used to support candidates and leaders who are supportive of the ethanol industry and to educate legislators on the impacts ethanol has on Iowa and the nation.

Keynote speaker Lucy Norton, managing director of the Iowa Renewable Fuels Association, addresssed the supporters.

PAC members have also been active in the last few months attending events hosted by other organizations, such as Absolute Energy's PAC and the Iowa Renewable Fuels Association.

Golden Grain Energy also hosted Congressman Bruce Braley and Senator Amy Klobachar last month for a plant tour and interviews at GGE.

Dineen on rail system troubles

From Page 3

become a huge and costly problem … This crisis is one that is causing significant harm to the economic health and well-being of our nation's economy, as well as driving up costs for a wide array of commodities that rely on the rail for transportation."

Last winter's Polar Vortex hampered the ability of the railroads to efficiently and effectively deliver their cargo on time, but dwell times and train speeds still have not reached pre-vortex levels, even after the summer months. Dinneen noted, "...the fact that the congestion on the rails has continued well after the end of the past winter season leads one to believe that it has more to do with rail capacity, rail operations and ongoing rail demand, than simply a tough winter."

He points toward another factor in rail congestion, increased shipments of Bakken oil by rail, stating, "…it is becoming more and more apparent that surging crude oil shipments are coming at the expense of other goods and commodities."

Grain shipments are expected to increase this fall as America is on course to harvest a record corn crop. With the increase in grain shipments this fall and the current rail congestion, Dinneen stressed that "...rail operators must respond in a way that treats the vast array of other goods and commodities competing with crude oil on the rails fairly and equitably."